UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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U.S. Physical Therapy, Inc.

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U. S. PHYSICAL THERAPY, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Tuesday, May 15, 2012

TIME:	9:00 a.m. (CDT)

PLACE:	1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042

MATTERS TO BE ACTED ON:

1. Election of ten directors to serve until the next annual meeting of stockholders.

2. Advisory vote to approve named executive officer compensation.

3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012.

4. Consideration of any other matters that may properly come before the meeting or any adjournments.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE TEN NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

The Board of Directors has set Friday, March 30, 2012, as the Record Date for the Annual Meeting of Stockholders to be held on May 15, 2012 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.

By Order of the Board of Directors,

Richard Binstein, Secretary

April 11, 2012

U.S. PHYSICAL THERAPY, INC.

1300 West Sam Houston Parkway South, Suite 300

Houston, Texas 77042

(713) 297-7000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

Proxy Statement

This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“USPT” or the “Company”) to be held on Tuesday, May 15, 2012 at 9:00 a.m. (central time) at the Company’s principal executive offices located at 1300 West Sam Houston Parkway, Suite 300, Houston, Texas, 77042.

Proxy Solicitation

Your vote and proxy are being solicited by our Board of Directors for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 11, 2012 to all of our stockholders of record as of the close of business on the record date, Friday, March 30, 2012 (the “Record Date”).

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Richard Binstein, our Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.

Proposals To BeVoted On and the Board’s Voting Recommendations

The following three proposals are scheduled to be voted on at the Annual Meeting:

•	Election of ten director nominees.

•	Advisory vote to approve named executive officer compensation.

•	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE TEN NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15, 2012:

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2012 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2011, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2012 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report for the year ended December 31, 2011 are available at http://www.cstproxy.com/USPH/2012. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors. To obtain directions to attend the Annual Meeting and vote in person, please contact Richard Binstein, our Secretary, at 800-530-6285 or via email at investorrelations@usph.com.

Who Can Vote:

All holders of record of our common stock at the close of business on March 30, 2012 are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.

Proxies:

Properly executed but unmarked proxies will be voted FOR the election of our ten director nominees, FOR the non-binding approval of named executive officer compensation and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.

Quorum:

Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on the Record Date of Friday, March 30, 2012 was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 11,765,840. The presence, in person or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting.

Cost of Proxy Solicitation:

We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions and Additional Information:

You may call our Chief Financial Officer, Lawrance W. McAfee, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 accompanies this Proxy Statement. We have filed an Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Richard Binstein, Secretary, or by emailing us at investorrelations@usph.com.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS

The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Jerald L. Pullins, Daniel C. Arnold, Christopher J. Reading, Lawrance W. McAfee, Mark J. Brookner, Harry S. Chapman, Dr. Bernard A. Harris, Jr., Marlin W. Johnston, Reginald E. Swanson and Clayton K. Trier. These ten nominees are current directors standing for reelection at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the NASDAQ Marketplace Rules, recommended the nomination of the ten directors to the Board of Directors. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting.

The Board of Directors has affirmatively determined that Messrs. Pullins, Arnold, Brookner, Chapman, Johnston and Trier, and Dr. Harris are independent under the NASDAQ Marketplace Rules. Messrs. McAfee and Reading, who are both executive officers of the Company, and Mr. Swanson, who is an employee of the Company, were determined not to be independent under the NASDAQ Marketplace Rules. The nominees for director are:

Nominees:	Age	Director Since	Position(s) Held
Jerald L. Pullins	70	2003	Chairman of the Board
Christopher J. Reading	48	2004	President, Chief Executive Officer and Director
Lawrance W. McAfee	57	2004	Executive Vice President, Chief Financial Officer and Director
Daniel C. Arnold	82	1992	Vice Chairman of the Board
Mark J. Brookner	67	1990	Director
Harry S. Chapman	67	2010	Director
Dr. Bernard A. Harris, Jr.	55	2005	Director
Marlin W. Johnston	80	1992	Director
Reginald E. Swanson	58	2007	Director and Managing Director of STAR Physical Therapy, LP (*)
Clayton K. Trier	60	2005	Director

*	STAR Physical Therapy, LP is a subsidiary of the Company.

Director Biographies:

Jerald L. Pullins has served on our Board since 2003, and was appointed Chairman of the Board on May 17, 2011. He is currently engaged in the development and management of private enterprises in the healthcare field. From October 2007 to the present, Mr. Pullins has been the Managing Member of SeniorCare Homes, LLC, which develops, owns and operates supervised, residential homes for senior citizens with Alzheimers, dementia and other memory impairment conditions. From 2007 to present, he has also served as Chairman of the Board of Directors of Pet Partners, LLC, a private enterprise involved in the acquisition and management of primary care, small animal veterinary hospitals. Mr. Pullins was elected a director of Live Oak Bank, Inc., a privately held financial institution, in 2011.

Christopher J. Reading was promoted to President and Chief Executive Officer and elected to our Board effective November 1, 2004. Prior to 2004, Mr. Reading served as our Chief Operating Officer since joining us in 2003. From 1990 to 2003, Mr. Reading served in various executive and management positions with HealthSouth Corporation where most recently he served as Senior Vice President of Operations responsible for over 200 facilities located in 10 states. Mr. Reading is a physical therapist.

Lawrance W. McAfee was promoted to Executive Vice President and elected to our Board effective November 1, 2004. Mr. McAfee also serves as our Chief Financial Officer and Executive Vice President, positions he has held since joining us in 2003. Mr. McAfee’s prior experience includes having served as Chief Financial Officer of three public companies and President of two private companies.

Daniel C. Arnold was Chairman of the Board from July 6, 2004 to May 17, 2011, and has served as Vice Chairman since that date. Mr. Arnold is a private investor engaged primarily in managing his personal investments. He previously served as Chairman of the Board of Trustees of the Baylor College of Medicine.

Mark J. Brookner has served on our Board since August 1998. Mr. Brookner is currently a private investor. He served as our Chief Financial Officer from 1992 to 1998 and as our Secretary and Treasurer during portions of that period.

Harry S. Chapman has served on our Board since August 30, 2010. Mr. Chapman is the Chairman and Chief Executive Officer of Chapman Schewe, Inc., a healthcare insurance and employee benefits consulting firm. Previously, he served as a Corporate Senior Vice-President and Managed Care Officer of CIGNA’s South Central Region, with responsibility for HMO and PPO plans in several states. Mr. Chapman’s experience also includes having served as head of EQUICOR’s Health Plan and sales operation in Houston and as a Regional Vice-President for Lincoln National Insurance Company’s Central Region.

Dr. Bernard A. Harris, Jr. joined our Board on August 23, 2005. From 2001, Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a venture capital firm that invests in early stage medical informatics and technology. From 2006, Dr. Harris has served as a Class III director of Sterling Bancshares, Inc., a bank holding company. From 1996 to 2001, he served as Chief Medical Officer and Vice President for Space Hab, an aerospace company. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.

Marlin W. Johnston has served on our Board since 1992. Mr. Johnston has been a management consultant with Tonn & Associates, a management consulting firm, since 1993. From 1980 through 1988, Mr. Johnston served as Commissioner of the Texas Department of Human Services. During 1992 and 1993, Mr. Johnston served as a management consultant to the Texas Department of Health and the Texas Department of Protective and Regulatory Services.

Reginald E. Swanson joined our Board on September 6, 2007. Since 2007, Mr. Swanson has been the Managing Director of STAR Physical Therapy, LP, a subsidiary of the Company. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a licensed athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.

Clayton K. Trier joined our Board on February 23, 2005. Mr. Trier is a private investor. He was a founder and former Chairman and Chief Executive Officer of U.S. Delivery Systems, Inc., from 1993 to 1997, which developed the first national network providing same-day delivery service. Before it was acquired in 1996, U.S. Delivery was listed for two years on the New York Stock Exchange. Mr. Trier was a founder of Digital Music Group, Inc. and from September 2005 through May 2008, served as its Chairman of the Board. DMGI, listed on the NASDAQ in 2006, acquired the digital rights to master recordings, converted the recordings to digital format and sold the music through online retailers. Since 2008, Mr. Trier has served as a director of St. Luke’s Episcopal Health System, which operates several teaching hospitals in the Houston, Texas metropolitan area.

The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE FOR THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR

NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our Board is led by an independent Chairman and Vice-Chairman and includes five other independent directors. Mr. Reading, our Chief Executive Officer, Mr. McAfee, our Executive Vice President and Chief Financial Officer, and Mr. Swanson, the managing director of one of our subsidiaries, STAR Physical Therapy, LP, are the members of the Board who are not independent. We believe the leadership structure enhances the accountability of the executive management to the Board. Because seven of the ten members of our Board are considered independent, we believe the Board is independent from management. Further, separating the Chairman and Chief Executive Officer roles allows Mr. Reading to focus his efforts on running our business and managing the Company in the best interest of our stockholders while we are able to benefit from prior experiences of our independent Board members, especially our Chairman and Vice Chairman.

Board Oversight of Risk

Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and specific risks related to our business. These updates are primarily communicated through presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Audit Committee and Compliance Committee.

In addition, we believe our approach to compensation practices and policies applicable to employees throughout our Company and those followed for our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below) are not reasonably likely to have a material adverse effect on our Company. See “Compensation Discussion and Analysis.”

Independent Directors

The Board has affirmatively determined the Messrs. Arnold, Brookner, Chapman, Johnston, Pullins, Trier, and Dr. Harris have no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NASDAQ Marketplace Rules. Specifically, the Board determined that the foregoing seven nominees are “independent” as defined in Rule 5605 of the NASDAQ Marketplace Rules, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Attendance at Board Meetings and Board Committees

The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NASDAQ Marketplace Rules.

The Board has the following standing committees: (i) Governance and Nominating, (ii) Corporate Compliance (sub-committee of the Audit Committee), (iii) Compensation, and (iv) Audit Committees. During 2011, the Board of Directors met four times, the Governance and Nominating Committee met two times, the Corporate Compliance Committee met four times, the Compensation Committee met four times and the Audit Committee met seven times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors. All members of the various committees participated in at least 75% of the meetings for the committees on which they served.

These committees are constituted as follows:

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Messrs. Pullins (Chairman), Arnold and Trier, all of whom have been determined to be “independent,” as defined in the NASDAQ Marketplace Rules. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet at least annually and operates under a written charter, a copy of which is available on our website at www.usph.com.

Nomination Criteria.    In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the health care sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NASDAQ Marketplace Rules. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NASDAQ Marketplace Rules, and the level of the candidate’s financial expertise. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Stockholder Nomination Procedures.    The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination, he or she must give written notice to our Corporate Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (i) the name and address of such stockholder and (ii) the number of shares of our common stock which are beneficially owned by such stockholder.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Corporate Compliance Committee

The Corporate Compliance Committee is a sub-committee of the Audit Committee, and consists of four independent directors. The current members of the committee are Messrs. Johnston (Chairman) and Brookner, Chapman, and Dr. Harris, all of whom have been determined to be “independent,” as defined in the NASDAQ Marketplace Rules. The committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Compliance Officer (“CO”), who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee meets at least two times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management.

Compensation Committee

The current members of the Compensation Committee are Messrs. Arnold (Chairman), Chapman, Pullins and Trier all of whom have been determined to be “independent,” as defined in the NASDAQ Marketplace Rules and SEC regulations. Mr. Chapman was appointed to the committee on December 12, 2011. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:

•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;

•

evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;

•

for officers of the Company other than the senior executives, reviewing the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior management and the annual bonus payments to be made thereunder, and providing input and advice to senior management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;

•	advising on compensation of non-employee members of the Board;

•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans;

•

reviewing the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement as required by the rules of the SEC and recommending to the Board of Directors whether such Compensation Discussion and Analysis should be included in the annual proxy statement; and

•

annually reviewing the committee’s performance of its responsibilities and duties and reviewing and reassessing the adequacy of the Compensation Committee Charter and recommending to the Board of Directors any necessary revisions/improvements to the Charter that the committee considers appropriate.

The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The Named Executive Officers are not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee currently consists of Messrs. Trier (Chairman), Brookner, Harris, Johnston and Pullins. Our Board of Directors has determined that Messrs. Brookner, Trier and Pullins are “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website, www.usph.com, the committee is responsible for, among other things:

•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;

•	the appointment, compensation, retention and oversight of the work of the independent auditors;

•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors; and

•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting.

The Audit Committee Charter requires that the committee consist of at least three independent members of our Board and that the committee meet at least four times per year on a quarterly basis. Each member of the Audit Committee has been determined to be “independent,” as defined in the NASDAQ Marketplace Rules and the rules of the SEC.

Codes of Conduct and Procedures Regarding Related Party Transactions

Codes of Conduct

Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, and an additional Code of Business Conduct and Ethics which is applicable to our directors. The Codes are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members received any requests for waivers or amendments to the code in 2011, and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.

Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from and amendments to this Code. Neither the Board, nor a committee of its independent members received any requests for waivers or amendments to the Code in 2011, and none were granted. Any waivers from and amendments to the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.

Communications with the Board of Directors and Attendance at Annual Meeting

The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Corporate Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2011 annual meeting, all directors were in attendance.

Compensation of Directors

For 2011, each of our non-employee directors received $7,500 per quarter (“Retainer Fee”) for serving as a member of our Board of Directors and were paid $1,000 for each Audit and Compensation Committee meeting and $500 for each Governance and Nominating and Compliance Committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). Each of the Chairmen of the Audit Committee and Compliance Committee is paid a $5,000 annual fee and the Chairman of the Board is paid a $50,000 annual chairman fee (hereinafter all referred to as “Chairman Fees”). Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Directors who are also our employees are not compensated separately for serving on our Board. In addition, in May 2011, each of the non-employee directors elected at the 2011 annual meeting received a grant of 3,250 shares of restricted stock vesting quarterly through March 2012.

Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-equity incentive plan compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Daniel C. Arnold	$46,000	$79,463	$—	$—	$—	$—	$125,463
Mark J. Brookner	$38,500	$79,463	$—	$—	$—	$—	$117,963
Harry S. Chapman	$31,500	$79,463	$—	$—	$—	$—	$110,963
Dr. Bernard A. Harris, Jr.	$39,500	$79,463	$—	$—	$—	$—	$118,963
Marlin W. Johnston	$45,000	$79,463	$—	$—	$—	$—	$124,463
Jerald L. Pullins	$69,000	$79,463	$—	$—	$—	$—	$148,463
Reginald E. Swanson(3)	$—	$—	$—	$—	$—	$207,200	$207,200
Clayton K. Trier	$49,000	$79,463	$—	$—	$—	$—	$128,463

(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.

(2)	Stock awards were granted as restricted stock under the terms of the Company's Amended and Restated 2003 Stock Incentive Plan. For each individual, the restrictions lapsed as to 812 shares on June 30, 2011, 813 shares on September 30, 2011, 812 shares on December 31, 2011 and 813 shares on March 31, 2012. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to $24.45 per share. Assumptions used in the calculation of these amounts are included in “Note 9 — Equity Based Plans” to our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 9, 2012.

The directors have the following outstanding stock options as December 31, 2011. All stock options are fully vested and exercisable.

Name
Daniel C. Arnold	35,000
Mark J. Brookner	—
Harry S. Chapman	—
Dr. Bernard A. Harris, Jr.	30,000
Marlin W. Johnston	32,500
Jerald L. Pullins	57,500
Reginald E. Swanson	—
Clayton K. Trier	17,500

(3)	Other compensation represents salary and car allowance received by Mr. Swanson in his role as Managing Director of STAR Physical Therapy, LP, a subsidiary of the Company. During 2011, Mr. Swanson did not receive any additional compensation for being a director.

STOCK OWNERSHIP

Stock Owned by Directors, Nominees and Executive Officers

The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table below and all directors and executive officers as a group as of March 30, 2012. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.

Name of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Common Stock
Directors:
Jerald L. Pullins	77,500		57,500	*
Chairman of the Board
Christopher J. Reading	213,323	(3)	150,000	1.8%
President, Chief Executive Officer and Director
Lawrance W. McAfee	90,452	(4)	—	*
Executive Vice President, Chief Financial Officer and Director
Daniel C. Arnold	136,185		35,000	1.2%
Vice Chairman of the Board
Mark J. Brookner	57,000	(5)	—	*
Harry S. Chapman	17,050		—
Dr. Bernard A. Harris, Jr.	38,300		30,000	*
Marlin W. Johnston	58,490		32,500	*
Reginald E. Swanson	48,442	(6)	—	*
Clayton K. Trier	34,000		17,500	*
Non-Director Executive Officers:
Glenn D. McDowell	45,819	(4)	—	*
Chief Operating Officer

All directors and executive officers as a group (12 persons)	816,561		322,500	6.8%

*	Less than 1%.

(1)	Includes shares of our common stock subject to outstanding options that are currently exercisable or exercisable through May 29, 2012. None of the shares are pledged.

(2)	Number of shares of our common stock (of the total beneficially owned) that can be acquired through stock options exercisable through May 29, 2012.

(3)	Includes 20,625 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 1,875 shares vesting quarterly with the next vesting date of June 30, 2012 and continuing through December 31, 2014. Also includes 21,657 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 1,443 vesting quarterly with the next vesting date of June 30, 2012 and continuing through September 30, 2015 and the final 1,455 shares on December 31, 2015.

(4)	Includes 13,750 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 1,250 shares vesting quarterly with the next vesting date of June 30, 2012 and continuing through December 31, 2014. Also includes 14,438 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 962 vesting quarterly with the next vesting date of June 30, 2012 and continuing through September 30, 2015 and the final 970 shares on December 31, 2015.

(5)	Includes 42,500 shares of our common stock owned directly by Mr. Brookner and 14,500 shares of common stock held in various trusts of which Mr. Brookner is the trustee.

(6)	Includes 45,442 shares of our common stock held by the Regg E. Swanson Revocable Trust of which Mr. Swanson is the trustee and beneficiary. Also includes 3,000 shares of our common stock held directly by Mr. Swanson.

Stock Owned by Certain Beneficial Holders

The table below shows the ownership of our shares of common stock by persons known to us to beneficially own more than 5% of our common stock. The information is based on the most recent statements filed with the SEC on Schedule 13G, submitted to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Royce & Associates, LLC	1,555,081	(1)	13.2%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc.	700,135	(2)	6.0%
40 East 52nd Street
New York, NY 10022

(1)	Royce & Associates, LLC has sole voting and dispositive power over all of the shares as disclosed in a Schedule 13G/A filed on January 23, 2012. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the common stock of the Company. The interest of one account, Royce Pennsylvania Mutual Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 883,675 shares or 7.5% of the total shares of common stock of the Company outstanding.

(2)	BlackRock, Inc. has sole voting and dispositive power over all of the shares as disclosed in a Schedule 13G/A filed on February 8, 2012. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company. No one person's interest in the common stock of the Company is more than five percent of the total outstanding common shares.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Name	Position
Christopher J. Reading	President and Chief Executive Officer
Lawrance W. McAfee	Executive Vice President and Chief Financial Officer
Glenn D. McDowell	Chief Operating Officer

For information concerning Messrs. Reading and McAfee see “Proposal 1 — Election of Directors” above.

Glenn D. McDowell, 55, was promoted to Chief Operating Officer effective January 24, 2005. Mr. McDowell served as our Vice President of Operations overseeing the west region since joining us in October 2003 until January 2005. From 1996 to 2003, Mr. McDowell was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. His most recent position with HealthSouth Corporation was Vice President of Operations — West Ambulatory Division where he oversaw the operations of more than 165 outpatient rehabilitation and other facilities.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”) and the other executive officers listed in the Summary Compensation table below (the “Named Executive Officers”). The committee also evaluates the performance of the CEO and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the CEO and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.

In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.

Compensation Support

Our management, our Human Resources department and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.

Under its charter, the committee also may retain, at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee.

Peer Group Compensation

In evaluating appropriate levels of total compensation for the Named Executive Officers, the committee gathers and analyzes data from a variety of sources. While there is not a comparable “peer group” of publicly-traded companies serving the outpatient rehab sector, the committee monitors public information on executive compensation for a number of companies providing various healthcare services which are similar in revenue volume and market capitalization as the Company. This helps the committee to evaluate the competitiveness of our executive compensation program.

Limitation on Certain Trades of Company Securities

In addition to the various trading restrictions required of Company directors and certain employees under the Exchange Act, Securities Act of 1933 or SEC rules, the U.S. Physical Therapy, Inc. Insider Trading Policy restricts certain transactions involving company securities. Among other things, directors, officers, employees and other insiders of the Company are prohibited from entering into certain hedging or monetization transactions regarding Company securities (e.g., the purchase of “put” options, short positions, zero-cost collars or forward sale contracts).

Compensation Philosophy and Objectives

Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officers’ compensation through the grant of stock options or restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help to align the interests of these persons with the interests of our stockholders.

The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all of the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives, such as improved profitability, cash flow and management of working capital. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on LTIP (as defined below) criteria.

The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve. While a significant portion of compensation to the Company’s executive officers is performance-based, the committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The committee also takes into account the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.

Base Salaries

Other than the base salary of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.

Annual Cash Incentive Compensation

Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.

Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See Summary Compensation Table below.

For the 2011, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (the “Participants”) were eligible to receive cash bonus awards under the Company’s Objective Cash Bonus Plan and Discretionary Cash Bonus Plan that amount to a maximum of 125% of their respective base salaries. For a detailed description of these plans, see the Company’s Form 8-K filed with the SEC on April 6, 2011. Under the Objective Cash Bonus Plan, the Participants were eligible to earn a cash bonus award from 15% to 75% of their respective base salaries dependent upon the Company achieving diluted earnings per share in the range of $1.31 to $1.50 or more. Based on the adjusted diluted earnings per share of $1.35 for 2011, adjusted to exclude the gain recorded on a purchase price settlement, the Participants received an Objective Cash Bonus award equal to 27% of their respective base salaries. Under the Discretionary Cash Bonus Plan, the Participants’ were awarded a cash bonus award of 50% of their respective base salaries representing the maximum potential award under this discretionary plan. The discretionary cash award was based upon a subjective determination of the committee. The committee utilizes certain performance criteria as detailed in the plan but generally does not consider it practicable to, nor does it generally attempt to, quantify, rank or otherwise assign relative weights to the specific performance criteria it considers in reaching its decision. In considering these performance criteria, the individual members of the committee may have given different weights to different performance criteria. The performance criteria are not intended to be rigid or formulaic but rather serve as a framework under which the committee reviews the total compensation and performance of the Participants to determine what incentive amount is appropriate for any specific year. The total cash bonus for the 2011 year, inclusive of Objective Cash Bonus Plan and Discretionary Cash Bonus Plan, paid to Messrs. Reading, McAfee and McDowell was $331,100, $296,450, and $223,300, respectively. These cash bonus amounts were paid in March 2012.

Long-term Equity Incentive Awards

For the 2011 year, the Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Form 8-K filed with the SEC on April 6, 2011. Under the Objective Long-Term Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were eligible to earn up to 15,000, 10,000 and 10,000 shares of restricted common stock, respectively, dependent upon the Company achieving diluted earnings per share in the range of $1.31 to $1.43 or more. Based on the adjusted reported diluted earnings per share of $1.35 for 2011, Messrs. Reading, McAfee and McDowell were awarded 8,100, 5,400 and 5,400 shares of restricted common stock, respectively. Under the Discretionary Long-Term Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were eligible to earn up to 15,000, 10,000 and 10,000 shares of restricted common stock, respectively, based upon a subjective determination of the committee. The committee utilizes certain performance criteria as detailed in the plan but generally does not consider it practicable to, nor does it generally attempt to, quantify, rank or otherwise assign relative weights to the specific performance criteria it considers in reaching its decision. In considering these performance criteria, the individual members of the committee may have given different weights to different performance criteria. The performance criteria are not intended to be rigid or formulaic but rather serve as a framework under which the committee reviews the total compensation and performance of the Participants to determine what incentive amount is appropriate for any specific year. For 2011, Messrs. Reading, McAfee and McDowell were awarded 15,000, 10,000 and 10,000 shares of restricted common stock, respectively, under the Discretionary Long-Term Incentive Plan. On February 28, 2012, for the 2011 year, Messrs. Reading, McAfee and McDowell were granted an aggregate of 23,100, 15,400 and 15,400 shares of restricted common stock, respectively, representing the total shares awarded under the Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. The restricted shares vest evenly over 16 quarters with the first vesting occurring on March 31, 2012.

The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan Discretionary, and Discretionary Long-Term Incentive Plan are hereinafter referred to as 2011 Executive Incentive Plan.

Our Amended and Restated 2003 Stock Incentive Plan and our Amended and Restated 1999 Employee Stock Option Plan (“1999 Plan”) are intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.

Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. Previously, the committee made such grants in the form of stock options, but has favored using restricted stock grants over the past four years, which is a growing trend among publicly-traded companies in the United States. The objective of such long-term equity-based awards, which generally vest over three to five years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes, which tend to be less for restricted shares than would otherwise be granted for stock options, are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.

Post-Employment Benefits

We have entered into employment and termination agreements with our Named Executive Officers that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.

Benefits and Perquisites

Defined Contribution Plan.    The Company maintains a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) (the “401(k) Plan”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plan allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. The assets of the 401(k) Plan are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company contributions. We did not make any contributions to the 401(k) Plan during 2011.

Life Insurance.    The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.

Health and Welfare Benefits.    All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned work location.

Employment and Consulting Agreements

The Company has entered into employment agreements with each of Messrs. Reading and McAfee. These agreements, which presently expire on December 31, 2013, provide for automatic one-year renewals if not terminated on at least 12 months notice. Both Messrs. Reading and McAfee are entitled to a special benefit payment equal to $500,000 (payable in equal amounts over the remaining term of the agreement) as defined by their respective employment agreements in the event of a change in control and Mr. Reading does not continue as the President and Chief Executive Officer of the Company after the change in control, or Mr. McAfee does not continue as the Executive Vice President and Chief Financial Officer of the Company after the change in control. In addition, if either executive is terminated without cause or resigns for good reason (as defined under their respective agreement), he is entitled to his base salary through the remaining term of the contract, an amount equal to his last year’s bonus or the average over the last three years, whichever is greater, and accrued but unpaid vacation. The employment agreements also provide for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment. Effective January 3, 2012, the annual base salaries under the agreements were increased to $530,000 for Mr. Reading and $400,000 for Mr. McAfee.

The Company has also entered into an employment agreement with Glenn D. McDowell. This agreement, which presently expires on December 31, 2013, provides for automatic one-year renewals if not terminated on at least 12 months notice. If a change in control occurs and Mr. McDowell does not continue as our Chief Operating Officer after the change of control, Mr. McDowell will be entitled to a change of control benefit payment of $283,333 (payable in equal amounts over the remaining term of the agreement). If the employment of Mr. McDowell is terminated by the Company without cause or by Mr. McDowell for good reason, he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of: (i) the bonus paid or payable to Mr. McDowell with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. McDowell over the last three fiscal years of employment ending with the last fiscal year prior to termination. Effective January 3, 2012, Mr. McDowell’s annual base salary was increased to $340,000 per year.

Messrs. Reading, McAfee and McDowell’s employment agreements may each be terminated by the Company prior to the expiration of their term in the event their respective employment is terminated for cause. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the change in control provisions contained in these agreements.

We do not have any executive retention and severance arrangements or change in control agreements with our Named Executive Officers other than those described above.

Compensation of Named Executive Officers

Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $393,000 (effective January 4, 2010), increased to $430,000 effective as of January 3, 2011 and further increased to $530,000 effective as of January 1, 2012. Effective beginning in 2007, Mr. Reading participated in the USPH Executive Long-Term Incentive Plan 2007-09 (“2007-09 LTIP”) under which he was eligible for cash awards based on Company performance during 2007 through 2009. During 2009, Mr. Reading earned $737,000 in accordance with the 2007-09 LTIP which was paid in March 2010 and earned an annual incentive bonus in the amount of $382,500 which was paid half in December 2009 and the remaining half in March 2010. Mr. Reading also participated in the executive plan for 2010 as approved by the Compensation Committee and filed on Form 8-K on March 29, 2010 (the “2010 Executive Incentive Plan”). In accordance with this plan, on February 28, 2011, Mr. Reading was granted 30,000 shares of restricted stock which restrictions lapse in 16 equal quarterly installments of 1,875 shares with the first installment on March 31, 2011 and the last on December 31, 2014, and in March, 2011, he was paid a cash bonus of $393,000. As previously disclosed, for 2011, Mr. Reading was paid a cash bonus of $331,100 in March 2012 and was granted 23,100 shares of restricted stock on February 28, 2012.

For 2009, $502,521 of the $737,000 payment related to the 2007-09 LTIP was not tax deductible by the Company based on Section 162 (m) of the Code.

Mr. McAfee joined our Company in September 2003 as Chief Financial Officer and, effective November 1, 2004, was promoted to Executive Vice President. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. McAfee’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $370,000 (effective January 4, 2010), increased to $385,000 effective as of January 3, 2011 and further increased to $400,000 effective as of January 1, 2012 Effective beginning in 2007, Mr. McAfee participated in the 2007-09 LTIP under which he was eligible for cash awards based on Company performance through 2009. During 2009, Mr. McAfee earned $708,000 in accordance with the 2007-09 LTIP which was paid in March 2010 and earned an annual incentive bonus in the amount of $367,200 which was paid half in December 2009 and the remaining half in March 2010. Mr. McAfee also participated in the 2010 Executive Incentive Plan. In accordance with this plan, on February 28, 2011, Mr. McAfee was granted 20,000 shares of restricted stock which restrictions lapse in 16 equal quarterly installments of 1,250 shares with the first installment on March 31, 2011 and the last on December 31, 2014, and in March, 2011, he was paid a cash bonus of $370,000. As previously disclosed, for 2011, Mr. McAfee was paid a cash bonus of $296,450 in March 2012 and was granted 15,400 shares of restricted stock on February 28, 2012.

Mr. McDowell joined our Company in October 2003 as Vice President of Operations overseeing the west region and, effective January 24, 2005, was promoted to Chief Operating Officer. Mr. McDowell’s employment agreement with us was entered into on May 24, 2007 (see “Employment and Consulting Agreements” above). For the last three years, his annual base salary was $255,000 (effective January 4, 2010), increased to $290,000 effective as of January 3, 2011 and further increased to $340,000 effective as of January 1, 2012. Effective beginning in 2007, Mr. McDowell participated in the 2007-09 LTIP under which he was eligible for cash awards based on Company performance through 2009, as previously described. During 2009, Mr. McDowell earned $375,000 in accordance with the 2007-09 LTIP which was paid in March 2010 and earned an annual incentive bonus in the amount of $230,000 which was paid half in December 2009 and the remaining half in March 2010. Effective February 10, 2010, Mr. McDowell participated in the 2010 Executive Incentive Plan. In accordance with this plan, on February 28, 2011, Mr. McDowell was granted 20,000 shares of restricted stock which restrictions lapse in 16 equal quarterly installments of 1,250 shares with the first installment on March 31, 2011 and the last on December 31, 2014, and in March, 2011, he was paid a cash bonus of $255,000. As previously disclosed, for 2011, Mr. McDowell was paid a cash bonus of $223,300 in March 2012 and was granted 15,400 shares of restricted stock on February 28, 2012.

In determining the appropriate compensation for Messrs. Reading, McAfee and McDowell, the Compensation Committee evaluates our overall corporate performance under their leadership, as well as each individual contribution to key strategic, financial and development objectives. The committee utilizes a combination of quantitative measures and qualitative factors in reviewing the performance and compensation.

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.”

In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of our Company during 2011, 2010 and 2009 to Messrs. Reading, McAfee and McDowell.

Summary Compensation Table For the Fiscal Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Christopher J. Reading	2011	428,577	—	471,654	—	331,100	—	810	1,232,141
Chief Executive Officer	2010	392,596	—	561,900	—	393,000	—	810	1,348,306
	2009	382,212	—	—	—	1,119,500	—	810	1,502,522

Lawrance W. McAfee	2011	384,423	—	314,436	—	296,450	—	2,322	997,631
Chief Financial Officer	2010	369,892	—	374,600	—	370,000	—	1,212	1,115,704
	2009	366,923	—	—	—	1,075,200	—	1,242	1,443,365

Glenn D. McDowell	2011	288,654	—	314,436	—	223,300	—	1,242	827,632
Chief Operating Officer	2010	254,039	—	374,600	—	255,000	—	1,225	884,864
	2009	229,423	—	—	—	605,000	—	1,116	835,539

1.	For 2011, stock awards were granted in accordance with the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan, effective March 31, 2011, as restricted stock under the terms of the Company’s Amended and Restated 2003 Stock Option Plan as follows: Mr. Reading, 23,100 shares and Messrs. McAfee and Mr. McDowell, 15,400 shares each. For 2010, stock awards were granted in accordance with the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan as restricted stock under the terms of the Company’s Amended and Restated 2003 Stock Option Plan as follows: Mr. Reading, 30,000 shares and Messrs. McAfee and Mr. McDowell, 20,000 shares each. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average of $20.42 per share for 2011 and $18.73 per share for 2010. Assumptions used in the calculation of these amounts are included in “Note 9 — Equity Based Plans” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 9, 2012.

2.	For 2011, the amounts represent the cash bonuses earned under the Company’s Objective Cash Bonus Plan and Discretionary Cash Bonus Plan, effective March 31, 2011, and paid in March 2012. For 2010, the amounts represent the cash bonuses earned under the Company’s Objective Cash Bonus Plan and Discretionary Cash Bonus Plan and paid in March 2011. For 2009, the amounts include the annual cash incentive bonuses earned by Messrs. Reading, McAfee and McDowell in the amounts of $382,500, 367,200 and 230,000, respectively. Half of the annual incentive bonuses were paid in December 2009 and the remaining half in March 2010. For 2009, the amounts also include the cash incentives earned under the 2007-09 LTIP for Messrs. Reading, McAfee and McDowell in the amounts of $737,000, $708,000 and $375,000, respectively. The amounts related to the 2007-09 LTIP were paid in March 2010. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” for further details.

3.	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards during 2011 to the Named Executive Officers:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) :			Estimated Possible Payouts Under Equity Incentive Plan Awards(1) :			Grant Date Fair Value of Stock Awards(2)

Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Reading	3/31/2011	$—	$537,500	$537,500	—	30,000	30,000	$625,800
Lawrance W. McAfee	3/31/2011	$—	$481,250	$481,250	—	20,000	20,000	$417,200
Glenn D. McDowell	3/31/2011	$—	$362,500	$362,500	—	20,000	20,000	$417,200

1.	Possible payments and equity grants under the 2011 Executive Incentive Plan. See the Summary Compensation Table above for actual amounts earned for 2011. The cash portion earned was paid in March 2012 and the shares of restricted common stock were granted on February 28, 2012.

2.	Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average of $20.86 per share. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a description of the valuations and a description of the equity plans — Footnote 9 — Equity Based Plans.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “— Employment and Consulting Agreements” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “— Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards Table above for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and awards of shares of restricted common stock that have not vested as of December 31, 2011 for each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End December 31, 2011

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity incentive plan awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J. Reading	50,000	—	—	$14.32	11/18/2013	22,500	(2)	$442,800	—	$—
	100,000	—	—	$13.54	10/5/2014
Lawrance W. McAfee	—	—	—	$—	—	15,000	(3)	$295,200	—	$—
Glenn D. McDowell	—	—	—	$—	—	15,000	(3)	$295,200	—	$—

1.	Calculated based on the closing market price of our common stock on December 31, 2011 of $19.68 per share.

2.	The transfer restrictions on these shares of restricted stock will lapse in even quarterly amounts of 1,875 shares on March 31, June 30, September 30 and December 31 of each year until December 31, 2014.

3.	The transfer restrictions on these shares of restricted stock will lapse in even quarterly amounts of 1,250 shares March 31, June 30 and September 30 and December 31 of each year until December 31, 2014.

Option Exercises and Stock Vested Table

The following table shows the number of shares of our common stock acquired by the Named Executive Officers during 2011 upon the exercise of options and the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on Vesting
Christopher J. Reading	100,000	$1,119,500	17,500	$373,056
Lawrance W. McAfee	165,000	$1,363,950	13,336	$284,284
Glenn D. McDowell	34,000	$216,200	13,336	$284,284

The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date. The closing price of the stock is used as the market value.

Post Termination/Change-in-Control Benefits

Messrs. Reading, McAfee and McDowell’s employment agreements may be terminated by us prior to the expiration of its term in the event their respective employment is terminated for “cause” (as defined in each agreement). If a “change in control” (as defined in each agreement) occurs and Mr. Reading does not continue as the President and Chief Executive Officer of the Company after the change of control, or Mr. McAfee does not continue as Executive Vice President and Chief Financial Officer of the Company after the change of control, each of Messrs. Reading and McAfee, as applicable, will be entitled to a change of control benefit of $500,000 (payable in equal amounts over the remaining term of the agreement), the compensation then in effect for the remainder of the term of the agreement, the greater of: (i) the bonus paid or payable to Mr. Reading or Mr. McAfee, as applicable, with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. Reading or Mr. McAfee, as applicable, over the last three fiscal years of employment ending with the last fiscal year prior to termination and the acceleration of their outstanding equity incentive awards. If the employment of Mr. Reading or Mr. McAfee is terminated by us without “cause” or by the executive for “good reason,” he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of: (i) the bonus paid or payable to Mr. Reading or Mr. McAfee, as applicable, with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. Reading or Mr. McAfee, as applicable, over the last three fiscal years of employment ending with the last fiscal year prior to termination. If a “change in control” (as defined in the agreement) occurs and Mr. McDowell does not continue as our Chief Operating Officer after the change of control, Mr. McDowell will be entitled to a change of control benefit of $283,333 (payable in equal amounts over the remaining term of the agreement), the compensation then in effect for the remainder of the term of the agreement, the greater of: (i) the bonus paid or payable to Mr. Reading or Mr. McAfee, as applicable, with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. Reading or Mr. McAfee, as applicable, over the last three fiscal years of employment ending with the last fiscal year prior to termination and the acceleration of their outstanding equity incentive awards. If the employment of Mr. McDowell is terminated by the Company without “cause” or by Mr. McDowell for “good reason,” he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of: (i) the bonus paid or payable to Mr. McDowell with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. McDowell over the last three fiscal years of employment ending with the last fiscal year prior to termination.

The amount of compensation payable to each Named Executive under the agreements is detailed in the tables below:

Christopher Reading — Chief Executive Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	Change In Control
Compensation
Severance(2)	$—	$1,060,000	$1,060,000	$530,000
Annual Cash Incentive(3)	—	365,756	365,756	365,756
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	—	—	897,408
Benefits and Perquisities
Health and Dental Coverage(6)	—	19,522	19,522	9,761

Total	$—	$1,445,278	$1,445,278	$2,302,925

Lawrance McAfee — Chief Financial Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	Change In Control
Compensation
Severance(2)	$—	$800,000	$800,000	$400,000
Annual Cash Incentive(3)	—	341,617	341,617	341,617
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	—	—	598,272
Benefits and Perquisities
Health and Dental Coverage(6)	—	19,522	19,522	9,761

Total	$—	$1,161,139	$1,161,139	$1,849,650

Glenn McDowell — Chief Operating Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	Change In Control
Compensation
Severance(2)	$—	$680,000	$680,000	$340,000
Annual Cash Incentive(3)	—	226,656	226,656	226,656
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	—	—	598,272
Benefits and Perquisities
Health and Dental Coverage(6)	—	19,522	19,522	9,761

Total	$—	$926,178	$926,178	$1,458,022

1.

For purposes of this analysis, we assumed the effective date of termination is December 31, 2011, the current term of the employment agreements was automatically renewed through December 31, 2013, the price per share of our common stock on the date of termination is $19.82 and that the executive’s base salary is as follows: Mr. Reading — $530,000; Mr. McAfee — $400,000; and Mr. McDowell — $340,000.

2.	Under “Without Cause” and “Executive Resigns for Good Reason”, severance is calculated as base salary from January 1, 2012 through the remaining term of the employment agreement which expires on December 31, 2013.

3.	Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

4.	Based on amounts stipulated in the respective employment agreements.

5.	Pursuant to the Restricted Stock Agreement for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”.

6.	Calculated for the remaining term of the agreement which expires on December 31, 2013. In the event of a “Change in Control”, the remaining term of the agreements is one year from such event.

COMPENSATION COMMITTEE REPORT

The Compensation Committee was composed of four independent directors during 2011. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to our directors, determine the compensation for our executive officers, administer incentive stock plans and recommend to the board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2012 Annual Meeting of Stockholders.

Respectfully submitted,

The Compensation Committee

Daniel C. Arnold, Chairman

Harry S. Chapman

Jerald L. Pullins

Clayton K. Trier

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Arnold (Chairman), Chapman, Pullins and Trier. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2011.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in 1st Column
Equity Compensation Plans Approved by Stockholders(1)	268,810	$15.01	398,039
Equity Compensation Plans Not Approved by Stockholders(2)	80,000	$13.73	—

Total	348,810	$14.71	398,039

1.	The Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) permits us to grant stock-based compensation to employees, consultants and outside directors of the Company. The Amended and Restated 1999 Employee Stock Option Plan (the “Amended 1999 Plan”) permits us to grant stock-based compensation to employees and non-employee directors.

2.	Inducement options were granted to certain individuals in connection with their offers of employment or initial affiliation with us. Each inducement option was made pursuant to an option grant agreement.

For further descriptions of the Amended 1999 Plan, Amended 2003 Plan and the inducement options, see “Equity Based Plans” in Note 9 of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. In six separate transactions during 2011, the Company purchased a total of 22.2% of the 30% non-controlling interest in STAR Physical Therapy, LP, a subsidiary of the Company (“STAR”). The aggregate purchase price paid for the 22.2% interest was $16.9 million, which included $0.8 million of undistributed earnings. The remaining purchase price of $16.1 million, less future tax benefits of $6.3 million, was recognized as an adjustment to additional paid-in capital. After these transactions, the Company owned 92.2% and the non-controlling interest limited partners in aggregate owned the remaining 7.8% in the partnership. Of the 22.2% aggregate non-controlling interests purchased, 17% was held by Mr. Swanson, the Managing Director and a founder of STAR and a member of the Company’s Board of Directors. The purchase prices were determined based on the contractual terms in the Reorganization of Securities Purchase Agreement dated as of September 6, 2007, among the Company, STAR, the limited partners of STAR and Mr. Swanson as Seller Representative and in his individual capacity, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2007. After the sale of his 17.0% interest, Mr. Swanson owned 2.0% of STAR.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2011 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis, except that Messrs. Reading, McAfee and McDowell were each late in filing one Form 4 disclosing one transaction each.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 12 to 23 to this Proxy Statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”

Because your vote is non-binding, neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Properly executed but unmarked proxies will be voted FOR approval of the advisory vote to approve the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you and broker non-votes will not have an effect on the approval of this proposal. The Board of Directors believes that approving the Company’s executive compensation is in the best interest of the Company. The approval of the Company’s executive compensation will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

                                PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2012. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.

If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether or not to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP has acted as our independent registered public accounting firm since August 27, 2004.

Audit and Audit-Related Fees

The following table sets forth the fees billed for services performed by Grant Thornton LLP for fiscal years 2011 and 2010:

	2011	2010
Audit Fees	$393,815	$445,784
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$393,815	$445,784

“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. In 2011 and 2010, 100% of the audit-related services were pre-approved under authority within certain limits granted by the committee to its chairman pursuant to these pre-approval procedures. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

Report of the Audit Committee

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933 or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Board of Directors has appointed an Audit Committee consisting of Messrs. Trier (Chairman), Brookner, Johnston, Pullins and Dr. Harris, all of whom are financially literate and independent (as that term is defined by the NASDAQ Marketplace Rules and SEC Rule 10A-3(b)). The Board of Directors has determined Messrs. Brookner, Pullins and Trier to be the “audit committee financial experts” under the rules of the SEC.

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.

The Audit Committee has a Corporate Compliance sub-committee which provides general oversight of our Company’s compliance with legal and regulatory requirements regarding healthcare operations (“Compliance Committee”). The Compliance Committee also monitors the Company’s telephone “hotline” by which it can directly receive, on an anonymous and confidential basis, complaints regarding any subject, including accounting, internal accounting controls, questionable accounting, auditing or other matters that the Company’s employees, and non-employees, may have. Members of the Compliance Committee are Messrs. Johnston (Chairman), Brookner and Chapman, and Dr. Harris.

The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2011.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of the Annual Report on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2011, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2011. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the audit, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.

Respectfully submitted,

The Audit Committee

Clayton K. Trier, Chairman

Mark J. Brookner

Dr. Bernard A. Harris

Marlin W. Johnston

Jerald L. Pullins

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE

PRESENTED AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Any proposal intended to be presented by any stockholder for action at the 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”) must be received by us on or before December 6, 2012 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 Annual Meeting. If the date of the 2013 Annual Meeting is changed by more than 30 days from May 15, 2013, the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2013 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2013 Annual Meeting, such proposal must be 500 words or less and received by the

Corporate Secretary of U.S. Physical Therapy, Inc. at its principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by February 19, 2013. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2013 Annual Meeting of stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors does not know of any other matters to be presented for action by stockholders at the 2012 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the proxy as directed by a majority of the Board of Directors.

By Order of the Board of Directors,

Richard Binstein

Secretary

Houston, Texas

April 11, 2012

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 15, 2012

The Proxy Statement and our 2011 Annual Report to Stockholders

are available at: http://www.cstproxy.com/usph/2012

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

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1.	ELECTION OF DIRECTORS		FOR
	Election of ten directors to serve until the next annual meeting of stockholders. Nominees:		all nominees listed (except as marked to the contrary below)	WITHOUT AUTHORITY to vote for all nominees listed.
	Jerald L. Pullins	Harry S.Chapman	☐	☐
	Christopher J. Reading	Bernard A. Harris, Jr.
	Lawrance W. McAfee	Marlin W. Johnston
	Daniel C. Arnold	Reginald E. Swanson
	Mark J. Brookner	Clayton K. Trier.

WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES (Print Name in Space Provided.)

Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2012.	☐	☐	☐

4.	As determined by a majority of our Board of Directors, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date

Please date and sign exactly as name appears hereon and return in the enclosed envelope. Signature of Stockholder or Authorized Representative (Only one signature IS required in the case of stock ownership in the name of two or more persons.)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

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PROXY	PROXY

U.S. PHYSICAL THERAPY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I, the undersigned stockholder of U.S. Physical Therapy, Inc. (the “Company”), hereby appoint Christopher J. Reading and Lawrance W. McAfee, and each of them, with full power of substitution, as my true and lawful attorneys, agents and proxies to cast all votes with respect to the Company’s common stock, which I am entitled to cast at the 2012 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2012, at 9:00 a.m. (CT), at the Company’s offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, and at any adjournments or postponements of such meetings, upon the following matters.

This proxy will be voted as directed by you. PROPERLY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED, FOR THE NON-BINDING APPROVAL OF EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report on Form 10-K, and hereby revokes any proxy or proxies heretofore given with respect to such shares of the Company’s common stock. This proxy may be revoked at any time before its exercise.

(continued and to be signed and dated on reverse side)